Dennis Shogren	Ken Cragun	Phil Bourdillon/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8800	(951) 943-8889	(310) 208-2550

MODTECH HOLDINGS, INC.
REPORTS SECOND-QUARTER, SIX-MONTH 2007 FINANCIAL RESULTS

Perris, Calif.—August 10, 2007—Modtech Holdings, Inc. (Nasdaq: MODT) reported financial results for the second quarter and six months ended June 30, 2007.

Net sales for the three and six months ended June 30, 2007 were $24.0 million and $51.5 million, respectively, compared to $44.3 million and $81.2 million for the three and six months ended June 30, 2006, respectively. The decrease in sales in 2007 was primarily due to lower sales volumes in the education market in California and Florida due to project delays and a general slowdown in those markets. Net sales for the three and six months ended June 30, 2006 included $1.9 million and $5.3 million, respectively, from Modtech’s Texas operations for which there were no revenues in the first half of 2007 due to the closing of the Texas factory at the beginning of 2007 because of poor sales throughout 2006.

Gross profit margin for the second quarter of 2007 was negative $0.5 million, or 2.2% of sales, versus a positive margin of $2.9 million, or 6.5% of sales in the second quarter a year ago. For the first half of 2007, gross profit was $0.6 million, or 1.1% of sales, versus $5.2 million, or 6.3% of sales, in the first half of 2006. Gross profit margin declined due to the low volume of production resulting from project delays and the gross profits on the work we completed did not adequately cover the fixed manufacturing overhead costs.

Selling, general, and administrative expenses (SG&A) for the three and six months ended June 30, 2007, were $3.7 million and $7.4 million, respectively, compared to $3.6 million and $6.9 million for the three and six months ended June 30, 2006, respectively. The increase in SG&A was primarily attributable to an increase in non-cash stock compensation expense.

During the fourth quarter of 2006, we performed an impairment test under the provisions of SFAS 142 to determine if the value of goodwill was recoverable. It was determined at that time that goodwill was impaired. As a result of this test, we recorded an estimated non-cash impairment charge of $33.6 million in the fourth quarter of 2006 to reduce our carrying value of goodwill to its implied fair value. The fair value estimate used in the initial goodwill impairment test was based on the trading price of our stock and the present value of future cash flows, and represented, at the time, management’s best estimate available until a final independent measurement of impairment could be completed. During the three months ended June 30, 2007, we completed the final measurement of goodwill impairment, resulting in a determination that the remaining balance of goodwill was fully impaired. The fair value calculation was based on market approaches and an updated present value of future cash flows. As a result of this independent goodwill impairment measurement, we recognized an impairment loss of $38.3 million during the three and six month periods ended June 30, 2007 in order to write down the carrying amount of goodwill to zero as of June 30, 2007.

Other expenses, net for the second quarter of 2007 were $0.4 million compared to other income, net of $0.4 million in the second quarter of 2006. Key changes between 2006 and 2007 are as follows:

•
The company recognized a non-cash gain of $0.9 million related to warrant derivatives in the second quarter of 2007, compared to a non-cash gain of $3.7 million in the second quarter of 2006. The gain in each period was due to a decrease in the trading price of the company’s stock.

•
In the second quarter of 2006, the company recognized a non-cash fee of $1.9 million for the fair value of 189,189 restricted shares issued to the note holders as consideration for the early conversion of a portion of the convertible notes.

•
Accretion of debt discount for the second quarter of 2007 was $0.8 million compared to $1.1 million for the second quarter of 2006. Accretion of debt discount for the second quarter of 2006 included a $0.9 million incremental non-cash charge related to the conversion of convertible notes, which did not occur for the three months ended June 30, 2007.

Net loss for the quarter, which includes the non-cash goodwill impairment charge of $38.3 million, was $42.9 million or $2.00 per diluted share, on 21.4 million weighted-average shares outstanding, compared to a net loss of $0.3 million, or $0.02 per share, on 18.1 million weighted-average shares outstanding, in the second quarter of 2006. Net loss for the first half of 2007 was $42.4 million, or $1.99 per share on 21.3 million weighted-average shares outstanding, compared to a net loss of $4.2 million, or $0.24 per share on 17.6 million weighted-average shares outstanding, in the first half of 2006.

Total backlog as of July 31, 2007 was $51.3 million, consisting of orders of $41.9 million from California, $2.1 million from Arizona and $7.3 million from Florida.

Modtech Chief Financial Officer Ken Cragun commented: “Our financial performance continues to be disappointing. The second quarter of 2007 was negatively impacted by $12.0 million of backlog in the California and Florida education markets scheduled for production that was delayed and pushed out of the quarter. The project delays in the education market were compounded by softness in those markets in what is typically a seasonally strong quarter. Our balance sheet, however, shows improvement from the prior year, as evidenced by the fact that we had $12.5 million of debt outstanding at June 30, 2007, down from $17.2 million a year ago. We also saw an increase in working capital, to $24.6 million at June 30, 2007 from $8.9 million a year ago.”

Modtech President and Chief Executive Officer Dennis Shogren commented: “Based on operating results early in the second quarter, we believed at the time of our last conference call that the second quarter results would show significant improvement. What we didn’t know at that time was that three California school projects and one Florida school project would be postponed by the customers beyond the second quarter. In fact, two of the projects were on line and had to be pulled out of production. Our backlog did not allow us to infill with other projects and we had $12 million less in revenue as a result.

“Our education business is off significantly in both California and Florida. For the school year just completed, public school enrollment in Florida declined for the first time since 1982. More than half of the school districts reported a decline and many school districts are now considering school closures. General economic conditions in Florida, with the turmoil in real estate taxes and insurance rates, make the immediate demand for schools and classrooms difficult to predict. Modtech’s Florida expansion into markets other than education is very opportunistic and will serve us well going forward.

“California public school enrollment was essentially flat over the last three years and spending for new schools slowed from prior years. Even the fast growing districts are proceeding carefully given the slowdown in other districts. Money is available but spending has been slowed. The modernization work that has benefited the leasing companies has not resulted in relocatable classroom sales for Modtech as leasing company fleet utilization has not required purchase of significant numbers of new equipment.

“Our new product initiatives are moving ahead well and this is very encouraging. We are currently quoting more work across all of our product offerings than ever before in the company’s history. Although a number of the large projects include work beyond 2008, the prospects for the next eighteen months are promising. Opportunities in private schools, government work, public restrooms, residential and specialty commercial projects are growing rapidly and Modtech will be there to fill the demand. The strong positive outlook generated by our expansion into our new markets will likely not be reflected in near-term results.”

Teleconference Information:
At 1:30 p.m. PDT (4:30 p.m. EDT) today the company will hold a teleconference to discuss the financial results and outlook. To participate in the teleconference, please call toll-free 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the start time. You may also listen to the teleconference live via the Internet at www.modtech.com., under the investor relations link, or at www.earnings.com. For those unable to attend, this website will host an archive of the call. A telephone replay will be available for 48 hours beginning at approximately 4:30 p.m. PDT today. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 10883758.

About Modtech Holdings, Inc.
Modtech® is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech® has substantial product and geographic diversification throughout the southwestern states and Florida. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Forward-looking Statements:
Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the company assumes no obligation to update such statements.

[Financial data on following pages]

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$2,697,000	$6,292,000
Restricted cash	4,089,000	9,139,000
Contracts receivable, less allowance for contract adjustments of $2,200,000 and
$2,358,000 in 2007 and 2006, respectively	20,513,000	27,910,000
Costs and estimated earnings in excess of billings on contracts	13,225,000	16,144,000
Inventories	5,493,000	6,282,000
Prepaid assets	1,273,000	1,032,000
Insurance receivable	3,286,000	3,535,000
Other current assets	167,000	112,000
Total current assets	50,743,000	70,446,000

Property and equipment, net	10,607,000	11,118,000
Goodwill	-	38,303,000
Debt issuance costs, net	983,000	1,369,000
Other assets	2,007,000	1,574,000
Total assets	$64,340,000	$122,810,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$12,768,000	$22,419,000
Accrued liabilities	8,856,000	16,190,000
Billings in excess of costs and estimated earnings on contracts	1,985,000	2,009,000
Current maturities of long-term debt, net	2,536,000	3,508,000
Total current liabilities	26,145,000	44,126,000

Long-term debt, net, excluding current portion	9,975,000	10,326,000
Other long-term liabilities	1,477,000	1,517,000
Total liabilities	37,597,000	55,969,000
Shareholders’ equity:
Series A preferred stock, $0.01 par value. Authorized 5,000,000 shares;
no shares issued and outstanding in 2007 and 2006	-	-
Common stock, $0.01 par value. Authorized 55,000,000 shares; issued and
outstanding 21,419,415 and 21,008,855 in 2007 and 2006, respectively	214,000	210,000
Additional paid-in capital	135,870,000	133,571,000
Accumulated deficit	(109,341,000)	(66,940,000)
Total shareholders’ equity	26,743,000	66,841,000
Total liabilities and shareholders’ equity	$64,340,000	$122,810,000

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net sales	$24,031,000	$44,307,000	$51,531,000	$81,211,000
Cost of goods sold	24,560,000	41,439,000	50,971,000	76,056,000
Gross (loss) profit	(529,000)	2,868,000	560,000	5,155,000

Selling, general and administrative expenses	3,736,000	3,556,000	7,381,000	6,854,000
Impairment loss on goodwill	38,303,000	-	38,303,000	-
Loss from operations	(42,568,000)	(688,000)	(45,124,000)	(1,699,000)

Other (expense) income:
Interest expense	(497,000)	(536,000)	(1,058,000)	(1,665,000)
Interest income	62,000	133,000	139,000	239,000
Loss on extinguishment of debt	-	-	-	(2,058,000)
Gain on warrant and embedded derivatives	931,000	3,741,000	5,769,000	4,478,000
Amortization of debt issuance costs	(121,000)	(143,000)	(385,000)	(453,000)
Accretion of debt discount	(770,000)	(1,110,000)	(1,788,000)	(1,380,000)
Early debt conversion fee	-	(1,864,000)	-	(1,864,000)
Other income, net	35,000	170,000	47,000	204,000
	(360,000)	391,000	2,724,000	(2,499,000)
Loss before income taxes	(42,928,000)	(297,000)	(42,400,000)	(4,198,000)
Income tax expense (benefit)	-	-	-	-
Net loss	$(42,928,000)	$(297,000)	$(42,400,000)	$(4,198,000)

Basic and diluted loss per common share	$(2.00)	$(0.02)	$(1.99)	$(0.24)

Basic and diluted weighted-average shares outstanding	21,419,415	18,079,000	21,290,123	17,571,000